Exhibit 99.1

News Release

Weatherford to Sell its Engineered Chemistry and Drilling Fluids Businesses
for $825 Million in Cash and Earnout

BAAR, Switzerland, December 1, 2014 – Weatherford International plc (NYSE: WFT) (the “Company”) has signed a definitive agreement with an affiliate of The Lubrizol Corporation (“Lubrizol”), a Berkshire Hathaway company, for the sale of the Company’s engineered chemistry and Integrity drilling fluids business. The businesses will be sold for $750 million in cash, subject to customary purchase price adjustments, plus a potential increase of $75 million for an earnout that is tied to the post-closing performance of the businesses.
Weatherford’s engineered chemistry business provides chemical treatments for oil and gas production and produced waters as well as additives for drilling, workover and stimulation operations, while its Integrity drilling fluids business includes drilling fluid systems and additives for enhanced performance of drilling operations. The sale is subject to customary closing conditions and regulatory approvals and is expected to close before year end 2014. Proceeds from the sale will be used to pay down debt.
Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer of Weatherford stated: “The agreement is another step in Weatherford’s previously announced plans to divest the Company’s non-core businesses. This transaction brings our realized cash divestiture proceeds to approximately $1.8 billion during 2014 and implies that our net debt will range between $6.6 billion to $6.8 billion at year end 2014. This is substantial progress. These divested businesses represent attractive growth platforms for Lubrizol, a technology-driven specialty chemicals company with strong leadership and innovation. The transaction provides Lubrizol the opportunity to leverage Weatherford’s oilfield engineered chemistry and fluid expertise to the benefit of its clients.”
“I am very pleased with the growth prospects represented by this proposed acquisition” said James L. Hambrick, Lubrizol Chairman, President and Chief Executive Officer. “For us, it is a decisive move into a large adjacent market space that, we believe, will value the combined technologies, fluid formulation capabilities and applications knowledge of our legacy and newly acquired businesses. We look forward to being an essential and valued solutions provider to multinational and regional oilfield service companies.”

About Weatherford

Weatherford is one of the largest multinational oilfield service companies. Weatherford’s product and service portfolio spans the lifecycle of the well, and includes Well Construction, Formation Evaluation, Completion and Artificial Lift. The Company provides innovative solutions, technology and services to the oil and gas industry, and operates in over 100 countries.

Weatherford Contacts

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Specifically, statements regarding the use of proceeds and the timing of closing of the transaction described herein assume that there will be no subsequent events or other adverse developments after the date of this press release that would preclude or otherwise affect closing. Forward-looking statements also are affected by the risk factors described in Weatherford’s Annual Report on Form 10-K for the year ended December 31, 2013, and those set forth from time-to-time in other filings with the Securities and Exchange Commission. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

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